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                                                                    EXHIBIT 11.1

                                 JAYMARK, INC.

                       COMPUTATION OF EARNINGS PER SHARE
             (In thousands, except for share and per share amounts)


                                                          Three months ended
                                                               April 30,                       Year ended January 31,
                                                      --------------------------     ------------------------------------------
                                                         1997            1996           1997            1996            1995
                                                      -------------------------------------------------------------------------
Net income                                            $       11      $       35     $      357      $      336      $      322
                                                      ==========      ==========     ==========      ==========      ==========

Weighted average number of common shares outstanding   1,861,662       1,889,101      1,891,852       1,924,461       1,980,048
Common stock equivalent shares(1)                        149,333         151,391        151,391         151,391         151,391
                                                      ----------      ----------     ----------      ----------      ----------
Total number of shares for computing primary and
   fully diluted earnings per share                    2,010,995       2,040,492      2,043,243       2,075,852       2,131,439
                                                      ==========      ==========     ==========      ==========      ==========
Primary net earnings per share                             $0.01           $0.02          $0.17           $0.16           $0.15
                                                      ==========      ==========     ==========      ==========      ==========

Fully diluted net earnings per share(2)                    $0.01           $0.02          $0.17           $0.16           $0.15
                                                      ==========      ==========     ==========      ==========      ==========

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(1)  Represents common stock equivalent shares for stock granted since
     March 7, 1996 using the treasury stock method and the $13.00 estimated initial public offering price per share pursuant to Staff Accounting Bulletin No. 83.

(2) This computation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Accounting Principles Board Opinion No. 15 because it results in dilution of less than 3%.